NSAR ITEM 77O
VK Harbor Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

1            Anthem Inc.    Goldman      18,600      0.465     10/29/01
                                 Sachs

    2            Prudential      Goldman     23,200      0.193     12/12/01
                 Financial, Inc.   Sachs

    3            Affiliated        Merrill    165,000     2.063    12/08/01
                 Managers Group    Lynch


Other Principal Underwriters for #1
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Credit Suisse First Boston Corporation
Lehman Brothers Inc.
UBS Warburg LLC
ABN AMRO Rothschild LLC
Dresdner Kleinwort Wasserstein Securities LLC
A.G. Edwards & Sons, Inc.
McDonald Investments Inc.
Utendahl Capital Partners, L.P.

Other Principal Underwriters for #2
Goldman Sachs & Co.
Prudential Securities Incorporated
Credit Suisse First Boston Corporation
Deutsche Banc Alex. Brown Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Salomon Smith Barney Inc.
The Williams Capital Group, L.P.

Other Principals Underwriters for #2
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co
Morgan Stanley & Co. Incorporated